Exhibit 10.3

SHARE PURCHASE AND TRANSFER AGREEMENT

DATED OCTOBER 01, 2004

TRAVELOCITY HOLDINGS GMBH

KOMMANDITGESELLSCHAFT TRAVEL OVERLAND
FLUGREISEN GMBH & CO

Allen & Overy LLP

Frankfurt

THIS AGREEMENT is made in Hamburg on October 01, 2004

BETWEEN

(1)                                  Travelocity Holdings GmbH (TEU or the Seller) having its corporate seat in Munich, Germany, registered with the commercial register of the local court of Munich under HRB 141917; and

(2)                                  Kommanditgesellschaft TRAVEL OVERLAND Flugreisen GmbH & Co, Munich, (TEU Partnership or the Buyer), registered with the commercial register of the local court in Munich under HRA 70203,

TEU and TEU Partnership are hereinafter also referred to as Party and together as the Parties.

WHEREAS:

(A)                              TEU Partnership is equally owned by Otto Freizeit und Touristik GmbH, Hamburg (OFT), and Travelocity GmbH, Munich (TVL GmbH).

(B)                                TEU is a wholly owned subsidiary of TEU Partnership.

(C)                                TEU holds 100% in Travelocity Sabre GmbH (NewCo), having its corporate seat in Munich, Germany, registered with the commercial register of the local court of Munich under HRB 152122, having a registered share capital (Stammkapital) of Euro 25,000, divided in one share in the nominal amount of Euro 25,000.

(D)                               On August 20, 2004, Otto (GmbH & Co KG) (OTTO), Travelocity.com LP (TVLY), Otto Freizeit und Touristik GmbH, Hamburg (OFT) and TEU Partnership, amongst others, entered into the master agreement (deed no. 1285/2004 of the notary Dr. irur Axel Pfeifer, Hamburg, ) (the Master Agreement).

(E)                                 Under the Master Agreement, the parties to such agreement agreed on a restructuring of the joint venture activities of OFT, OTTO and TVLY conducted under the joint venture agreement between OFT, TVLY and OTTO dated 7 September 2001 (Deed No. 1703/2001 of the notary Dr. Axel Pfeifer, Hamburg).

(F)                                 Until the date of this Agreement the joint venture activities were conducted through TEU Partnership and its subsidiaries. In more detail, TEU Partnership held 100% of the shares in TEU. TEU held 100% of the shares in the following companies:

•                  Travelocity.co.uk Ltd., a company incorporated in England with registration number 03007698, and with its registered address at Western House, Cambridge Road, Stanstead, Essex, CM2 4 8BZ;

•                  Resfeber Sverige AB, a company incorporated in Sweden with company registration number 556551-8957 and with its registered address at Kungsgatan 38, 3 tr, 11135 Stockholm;

•                  Usit Connections SAS, a company incorporated in France and registered with the Nice Commercial Court under the number 702 054 974 (1984 B 00632) with its registered address at 455 Promenade des Anglais – Immeuble Arénice, 06299 Nice Cedex 03 having a registered share capital of EUR 390,000 divided in 26,000 shares of a par value of EUR 15 each (Usit Connections); and

•                  Travelocity France SAS, a company incorporated in France with registration number 441 687 928 RCS Paris, and with registered address at 77 rue La Boëtie, 75008 Paris having a registered share capital of EUR 637,000 divided in 63,700 shares of a par value of EUR 10 each.

(G)                                As part of the restructuring process, TEU acquired 100% of the shares in NewCo. Subsequently, TEU transferred all shares in Travelocity.co.uk Ltd, Resfeber Sverige AB, Usit Connections SAS and Travelocity France SAS to NewCo.

(H)                               In accordance with clause 4.4(c) of the Master Agreement, TEU wishes to sell and transfer, and TEU Partnership wishes to acquire, TEU Partnership’s 100% shareholding in NewCo.

NOW IT IS HEREBY AGREED as follows:

1.                                      INTERPRETATION

1.1                                 The terms defined in the following definitions shall have the meaning ascribed to them wherever used in this Agreement unless otherwise defined in the respective Clause.

Affiliate means any corporation, partnership or other legal entity in which one of the Parties owns, directly or indirectly, an interest that provides it with more than 50 % of the ownership voting rights.

Agreement means this Share Purchase and Transfer Agreement.

Clause means a clause of this Agreement.

Euribor means the percentage rate per annum determined by the Banking Federation of the European Union for a three-month period, as defined under http://www.euribor.org.

Exhibit means any annex, appendix, exhibit or schedule to this Agreement.

Share means the share in the nominal amount of Euro 25,000 in NewCo held by TEU.

Signing Date means the date of this Agreement.

1.2                                 Unless this Agreement provides for separate definitions for the singular and the plural (e.g. Company/Companies), the singular shall include the plural and vice versa and words denoting a person shall include, unless otherwise stated, that person’s legal successors or assignees.

1.3           The headings in this Agreement are for convenience only and do not affect its interpretation.

1.4                                 Any Exhibit to this Agreement shall take effect as if set out in this Agreement and references to this Agreement shall include its Exhibits.

2.                                      SALE AND PURCHASE

2.1                               Sale and Purchase and Conditional Transfer of the Share

The Seller hereby agrees to sell and transfer (verkauft und übereignet) the Share to the Buyer and the Buyer hereby purchases and agrees to acquire (kauft und nimmt Übereignung an) the Share. The Share is sold and transferred with all rights and entitlements relating thereto.

2.2                               Purchase Price

(a)                                  The purchase price for the Share amounts to Euro 53,140,000 (in words: fifty-three million one hundred forty thousand Euros) (the Purchase Price).

(b)                                 The Purchase Price equals the fair market value (Teilwert) of the Share. The Parties understand that the Purchase Price is exempted from § 4 no. 8(f) of the German VAT Act (Umsatzsteuergesetz).

(c)                                  The Purchase Price is payable 3 business days after TEU Partnership sends a corresponding written request to TEU. Until payment the Purchase Price shall bear interest at a rate of 2 percentage points above Euribor.

3.                                      STATEMENTS OF THE SELLER

3.1                                 The Seller hereby represents to the Buyer by way of an independent obligation (selbständige Verpflichtung) within the meaning of § 311 of the German Civil Code (Bürgerliches Gesetzbuch) that the Seller is the legal and beneficial owner of the Share, which is free of any encumbrances or any other rights for the benefit of third parties. The Seller has the right and the power to freely dispose of the Share, and no consent of any third party would be required for such disposal, and such disposal would not violate the right of any third party.

3.2                                 All statutory rights of the Buyer (gesetzlich begründete Ansprüche) in connection with the sale and transfer of the Share shall be excluded.

4.                                      CONFIDENTIALITY

The contents of this Agreement, its existence and all matters relating to this Agreement as well as the negotiations relating to this Agreement shall be held confidential, and each Party agrees not to divulge any such information to any person without the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed. Either party may, without such approval, announce or disclose such matters or information if required to do so by law or the rules of any relevant stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the announcement or disclosure is subject, provided always that the Party making such announcement or disclosure shall consult with the other Parties in advance as to the form, contents and timing of such announcement or disclosure.

5.                                      MISCELLANEOUS

5.1                               Costs/Expenses

Clause 11 of the Master Agreement shall apply mutatis mutandis.

5.2                               Notification in accordance with § 16 GmbHG

The Parties undertake to notify the company of the share transfers performed under this Agreement in accordance with § 16 I GmbHG immediately after the notarisation of this Agreement.

5.3                               Governing Law and Dispute Resolution

This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. The competent court of Frankfurt/Main shall have exclusive jurisdiction.

5.4                               Waiver

None of the terms of this Agreement shall be deemed to have been waived by either Party, unless such waiver is in writing and signed by that Party. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived. No extension of time for the performance of any obligation or act hereunder shall be deemed to be an extension of time for the performance of any other obligation or act.

5.5                               Amendments and Modifications

This Agreement may not be modified, amended or changed in any respect except in writing, unless notarisation is required. The same shall apply to any waiver of the need to comply with this Clause 5.5.

5.6                               Assignment

Neither Party may assign or charge any of its rights under this Agreement without the prior written consent of the other Parties always provided that the Parties may assign its rights under this Agreement to an Affiliate without such consent.

5.7                               Severability

Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become wholly or partially unenforceable or invalid under any applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect. The same shall apply if it should transpire that this Agreement contains an omission. Instead of the invalid or unenforceable provision the Parties shall agree on an appropriate provision which comes as close as legally possible to what the Parties were trying to achieve with the invalid or unenforceable provision (or, as the case may be, the invalid or unenforceable part thereof). In the event that an omission needs to be rectified, a provision shall be agreed upon which in view of the purpose and intent of this Agreement comes as close as possible to what the Parties would have agreed if they had been aware of the omission at the time that this Agreement was concluded.